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                                                                      EXHIBIT 11
                               FRONTIER FINANCIAL CORPORATION
                           COMPUTATION OF EARNINGS PER SHARE


                                                    Year Ended December 31,
                                          -----------------------------------------
                                              1996           1995           1994

Net Income                                $14,616,844    $12,614,926    $10,360,273
                                          =========================================

Computation of average shares
outstanding:

              Shares outstanding at
              beginning of year             6,322,255      4,196,435      3,799,477

              Additional shares deemed
              outstanding because of
              stock dividends                 443,628        441,495        820,595

              Shares issued pursuant
              to stock splits                              2,100,650      2,093,986

              Shares issued during
              the year times average
              time outstanding during
              the year                         33,642          9,987          7,637
                                          -----------------------------------------

Average Shares Outstanding                  6,799,525      6,748,567      6,721,695
                                          =========================================

Primary Earnings Per Share                $      2.15    $      1.87    $      1.54
                                          =========================================



The effect of stock options outstanding has a dilutive effect of less than 3% of total outstanding shares, and is therefore not shown.





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